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                                                                     EXHIBIT 12

                          INTERNATIONAL PAPER COMPANY
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)



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
                                                                                                             NINE MONTHS ENDED
                                                                  FOR THE YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                                      ---------------------------------------------------    -------------------
TITLE                                                    1992       1993       1994       1995       1996       1996       1997
-----                                                   ------     ------    -------   --------    -------   --------    -------
A) Earnings (loss) before income taxes, minority
    interest, extraordinary
    item and accounting changes....................     $  226     $538.0    $ 715.0   $2,028.0    $ 802.0   $  780.0    $(241.0)
B) Less: Minority interest expense, net of taxes...      (15.0)     (36.0)     (47.0)    (156.0)    (169.0)    (143.0)     (98.0)
C) Add: Fixed charges excluding capitalized
    interest.......................................      325.3      365.3      412.3      605.9      672.4      493.8      503.4
D) Add: Amortization of previously capitalized
    interest.......................................        9.9       12.2       12.8       13.0       17.8       14.0       14.9
E) Less: Equity in undistributed earnings of
    affiliates.....................................      (19.1)     (25.9)     (49.1)     (94.5)       6.2       (3.4)     (28.3)
                                                        -------    -------    -------   --------    -------   --------    --------
F) Earnings (loss) before income taxes, minority
    interest, extraordinary item, accounting
    changes and fixed charges......................     $527.1    $ 853.6   $1,044.0    $2,396.4   $1,329.4  $1,141.4    $ 151.0
                                                        ------    -------   --------    -------    -------   --------    -------
                                                        ------    -------   --------    -------    -------   --------    -------
Fixed Charges
G) Interest and amortization of debt expense.......     $297.1     $334.5   $  371.0    $ 542.3    $ 582.8    $ 435.7    $ 441.1
H) Interest factor attributable to rentals.........       28.2       30.8       41.3       53.0       66.0       40.4       44.6
I) Preferred dividends of subsidiary...............                                        10.6       23.6       17.7       17.7
J) Capitalized interest............................       42.0       12.2       18.0       58.0       66.7       43.4       47.0
                                                        ------    -------   --------    -------    -------    -------    -------
K) Total fixed charges.............................     $367.3     $377.5   $  430.3    $ 663.9    $ 739.1    $ 537.2    $ 550.4
                                                        ------    -------   --------    -------    -------    -------    -------
                                                        ------    -------   --------    -------    -------    -------    -------
L) Ratio of earnings to fixed charges..............       1.44       2.26       2.43       3.61       1.80       2.12

M) Deficiency in earnings necessary to cover
    fixed charges...................................       --         --         --         --         --         --     $399.4

                                                        ------    -------   --------    -------    -------    -------    -------
                                                        ------    -------   --------    -------    -------    -------    -------
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